Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Annex C – Financial Highlights” with regard to the Hancock Horizon Core Bond Fund in the Prospectus/Proxy Statement relating to the acquisition of the assets of the Hancock Horizon Core Bond Fund, a portfolio of The Advisors’ Inner Circle Fund II, by and in exchange for shares of Federated Total Return Bond Fund, a portfolio of Total Return Series, Inc., included in this Registration Statement (Form N-14) of Total Return Series, Inc., the references to our firm under the caption “Financial Highlights” in the Prospectus dated May 31, 2016 and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated May 31, 2016 of the Hancock Horizon Core Bond Fund, incorporated by reference in this Registration Statement, and to the incorporation by reference in this Registration Statement of our report dated March 31, 2016 on the financial statements and financial highlights of the Hancock Horizon Core Bond Fund, included in the 2016 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 15, 2016